Exhibit 10.61

CONTRACT OF EMPLOYMENT - CORPORATE VICE PRESIDENT

Between    Dako Denmark A/S
Company Reg. No. 33 21 13 17
Produktionsvej 42
2600 Glostrup
Denmark

and         Jacob Thaysen
Holmbladsgade 70A, 3.tv.
DK-2300 København S.

This Contract of Employment is entered into on <date> between:

(1)	Dako Denmark A/S, (hereinafter referred to as "the Company") and

(2)	Jacob Thaysen, (hereinafter referred to as "the Employee").

The Company and the Employee hereinafter referred to collectively as the "Parties" and separately as a "Party".

Upon the signing of this Contract, all previous agreements that might have been entered into concerning the Employee's attachment to the Company, whether in writing or orally, shall lapse.

1    Conditions of Employment

1.1	The Company shall employ the Employee as Corporate Vice President, R&D effective as of 1 April 2011.

1.2	Due to the nature of the Employee's position, no maximum hours of work have been agreed upon, and the agreed remuneration includes payment for overtime or additional work.

1.3
The Employee’s place of work shall until further notice be at the Company’s business address from time to time, currently Produktionsvej 42, Glostrup, Denmark. The Employee may be required to travel on company business in Denmark as well as abroad.

2    Responsibilities

2.1	The Employee shall report to the CEO and is responsible for the daily management of the Company’s R&D department.

2.2
The Employee shall comply with the general and special instructions that may be determined by the CEO, and the Employee shall inform the CEO of all material matters that may be of importance to the Company.

2.3	The Employee shall be obliged to invest all his abilities and all his knowledge in the service of the Company and shall safeguard the Company’s interests in the best possible manner.

3    Restrictions

3.1
The Employee may not without the consent of the CEO accept salaried or unsalaried duties with other businesses or undertake salaried positions of trust or be a personally liable shareholder/member of any business. The Employee is, however, entitled to make ordinary capital investments in listed securities provided no holding of shares in any listed company exceeds 1 per cent of such company's share capital.

3.2
The Employee is obligated to serve as a director in subsidiaries or affiliated companies, if requested by the Company. The Employee shall not receive separate payment for any future directorships; as such payment is included in the Employee’s remuneration mentioned in clauses 4. This shall apply irrespective of whether other members of the board of directors in the company in question receive payment for their tasks.

4    Salary, etc.

4.1
The Employee's annual salary shall amount to DKK 1,680,000.00 excluding pension contribution, of which 1/12, excluding tax and social contributions, shall be paid in arrear no later than on the 28th of each month to a Danish bank account designated by the Employee.

4.2
Salary is fixed individually and is reviewed annually in April. Subject to a PM rating of 4, the Employee’s monthly base salary will be adjusted to 150,000.00 on April 1st 2012. Any adjustment in salary is subject to the approval of the Nomination and Compensation Committee.

4.3
The Employee is covered by the Company's pension and insurance plan. The Company currently pays 10%, and the Employee currently pays 5%, of the base salary specified in clause 4.1 under the plan each month.

4.4
The Employee may in addition to his salary, pension contributions, and any other benefits be eligible for an annual bonus of up to 50% of the base salary specified under clause 4.1. On an annual basis, the Company will lay down the exact terms and conditions for the Employee’s bonus eligibility in a separate bonus plan. Accordingly, targets may vary from one year to the next and may depend on both the Company’s and the Employee’s performance.

5    Benefits

5.1	The Company shall pay the Employee's private fixed line phone and provide the Employee with a free mobile phone including all reasonable expenses for company and private use.

5.2	The Company shall provide free ADSL Internet connection.

5.3
The Company shall, according to agreement, make a company car at a maximum leasing price at DKK 9,500.00 per month available to the Employee and shall bear all costs in connection with the running of the car, e.g. gas, maintenance , insurance, etc. The Employee may use the company car for private purposes. The Employee may instead of a company car elect a car allowance of DKK 9,500.00 per month.

5.4	The Employee shall be covered by insurance of accident, health and travel in accordance with the company rules.

5.5	The Employee is entitled to reasonable training and development as relevant to his position and as agreed in advance with the CEO.

6    Secrecy

6.1
The Employee undertakes to keep confidential and not to disclose any information obtained about the Company during the Employee's performance of his duties for the Company, including without limitation information concerning the Company's technical know-how, customers, marketing, products, prices, and similar business secrets

The duty of confidentiality shall also apply in connection with and until 5 years after the termination of the Employee’s employment for whatever reason and the Employee is aware of the obligations for the protection of business secrets and demands for loyal conduct laid down by Sections 1 and 19 of the Danish Marketing Practises Act.

6.2    Any breach of the secrecy obligation shall constitute material breach of this Contract.

7	Intellectual Property Rights

7.1
All intellectual property rights and know-how, worldwide, including rights to inventions, patentable or not, works protected by copyright and neighbouring rights, databases, computer software, designs, trademarks or other intellectual property rights and know-how, made or created by the Employee in the employment or during the term of this Contract or subsequent to the termination of the employment, in substance as a result of the employment with the Company, shall exclusively belong to the Company. For the avoidance of doubt, the right to transfer intellectual property rights and make amendments to protected material shall belong to the Company. Unless otherwise provided by mandatory law, the Employee shall not receive any compensation in addition to salary and other employment benefits set forth herein, for the creation of intellectual property rights and know-how referred to in this clause 7.1.

8	Non-Competition Clause

8.1
The Employee shall for a period of twelve (12) months from the day of termination of the employment not be engaged in any business activity, whether as employee, consultant, associate, independent contractor, or any other capacity (full or part-time), that competes or conflicts with the business interests of the Company or any company owned entirely or partly by the Company, Dako Denmark A/S. (hereinafter referred to as “Group Companies”) , including employment or interest, directly or indirectly, in any business which develops and/or distributes the products and services developed/distributed by the Company or Group Companies in competition with the Company or Group Companies or in any business that competes in any other way with the Company or Group Companies. This limitation shall include any interest whatsoever by way of e.g. employment, ownership in full or in part, membership of a board, consultancy services, and the like in Denmark and abroad.

8.2	The day of termination shall mean the day when the period under notice expires and this shall apply irrespective of whether the Employee is released from his duties at an earlier date

8.3
In consideration of the non-competition clause the Employee shall receive a monthly remuneration pursuant to the Danish Salaried Employees Act equivalent to (at present) 50 % of the monthly salary at the time of resignation in the entire period after the termination of the employment in which the clause applies.

8.4	The Company may terminate the non-competition clause at one (1) month’s notice to the expiry of a calendar month.

8.5
If the Employee breaches the clause mentioned in clause 8.1, he shall in addition to general liability to pay damages also become liable to pay an agreed penalty equal to 50% of the Employee's annual income as specified in clause 4.1 calculated on the basis of the last monthly salary during his employment.

8.6	The agreed penalty shall be paid for any one breach, and payment of the penalty shall not terminate the clauses. In case of continued breaches of the clauses, the agreed penalty shall be paid monthly.

8.7	The Company may also try to counter a breach of the clauses by means of an injunction according to the general rules of Danish law.

8.8
For a period of twelve (12) months from the day of termination, the Employee shall inform the Company in writing of the commencement of any new employment, including set-up of the Employee's own business.

9	Termination

9.1	Termination takes place in accordance with The Danish Salaried Employees Act (Funktionærloven) and must be given in writing by either party.

9.2	The Employment is valid for an indefinite period of time.

9.3	The Company may terminate the employment relationship by giving 12 months’ notice in writing, to expire at the end of a calendar month.

9.4	The Employee can terminate the Contract by giving 6 months’ notice in writing, to expire at the end of a calendar month.

9.5
The employment shall terminate automatically and without further notice at the end of the calendar month, in which the Employee reaches the age, where employments may legally expire due to age (currently 70), cf. the Danish Act on Differential Treatment.

9.6
If, during a period of 12 consecutive months, the Employee has received salary during illness for a total of 120 days, the Company may terminate the employment at one months’ notice for expiry at the end of a month.

9.7
All material, which is made available to the Employee during the employment, shall be the Company's property. Upon termination of the employment, the Employee shall return all work material to the Company and any other material belonging to the Company, which is in the possession of the Employee. The Employee shall not keep any copies of the material or any part of the material.

9.8
In case of termination and subsequent release from his duties, the Employee shall no longer be entitled to free fixed line phone, mobile phone and Internet connection, cf. clauses 5.1 and 5.2, and company car, cf. clause 5.3 above. During the remaining part of the period under notice, the Employee shall only be entitled to receive payment corresponding to the tax value of the free fixed line phone, mobile phone, Internet connection and company car.

10	Holiday

10.1
The Employee is entitled to 5 weeks of holiday with pay per holiday year in accordance with the Danish Holiday Act as well as extra holiday (currently 5 days) in accordance with the company holiday policy.

10.2	The Employee shall determine the time of his holidays in consultation with the CEO and in consideration of the Company's interests.

11	Illness

11.1	The Employee receives salary during illness.

12	Use of IT-System

12.1
The IT-systems are to be used for the solving of Company work-related tasks. Occasional use of Company e-mail and Internet access for private correspondence and information is permitted. The IT-systems may not be used to the detriment of the Company’s image or name nor in any way that could be damaging to the confidentiality of Company data. The IT systems may not be used in any way that could inconvenience the Company’s customers, partners or employees.

12.2
Correspondence and other communication created on Company electronic communication and/or mail system is considered the property of the Company. This means that the Company has access to this information and can make use of it in the same way as any other company correspondence. Should the Employee wish to use the Company’s IT-system for private communication, he is requested to mark the communication as private under “subject”. The Company will only secure access to private correspondence as a part of routine monitoring. Please note that all electronic communication to and from the Company can be used in connection with any lawsuit involving the Company.

12.3	The downloading or forwarding of music, video files, chain letters, pornography and/or racist material is strictly forbidden, as is misuse of licensed software. Listening to Internet distributed radio and/or TV is also forbidden unless it is a direct necessity in connection with a work-related task for the Company.

12.4	Any breach of this provision shall be deemed a material breach of this Contract with the ensuing consequences for the Employee.

13	Breaches

13.1
If the Employee or the Company commits material breach of the relevant obligations according to this Contract, the injured party may terminate the Contract without notice or terminate it for an arbitrarily determined date. If the termination is caused by breach on the part of the Employee, he shall only be entitled to salary according to clause 4 until the day of termination.

14	Disputes

14.1
Any dispute arising between the Company and the Employee out of the employment established by Contract, which cannot be settled by the Parties by negotiation, shall be settled finally and conclusively and with binding effect by arbitration in accordance with the rules of the Danish Institute of Arbitration and the following rules:

14.1.1	Each Party is entitled to request arbitration on the occasion of a dispute.

14.1.2
The Party requesting arbitration to settle a dispute shall appoint one arbitrator and request the other Party, by registered letter, to appoint its arbitrator within 14 days. Such letter shall also include a brief indication of the question(s) which the tribunal is requested to determine. If the other Party has not appointed its arbitrator within the said period, such arbitrator shall be appointed by the President of the Maritime and Commercial Court in Copenhagen.

14.1.3
The Parties' arbitrators shall together appoint an umpire. In case of disagreement on the appointment of an umpire, the appointed arbitrators shall jointly request the President of the Maritime and Commercial Court in Copenhagen to appoint an umpire following prior deliberation with the Parties, and such umpire shall act as the chairman of the arbitration.

14.2	Such arbitration proceedings and award shall be subject to confidentially on the part of both the Company and the Employee.

14.2
The arbitration tribunal shall settle a dispute pursuant to applicable law and determine the rules of procedure in accordance with the principles of the Danish Administration of Justice Act (retsplejeloven). The Company shall defray all tribunal costs. If the arbitration tribunal finds that the Employee has breached this Contract, the tribunal shall determine the distribution of the costs. The arbitration tribunal shall determine when the award shall be complied with, which shall normally be not later than 14 days after the date of the award.

15	Governing Law

15.1	This Contract shall be governed by the laws of Denmark. The Danish Salaried Employees Act and the Danish Holiday Act shall apply to the Contract.

15.2	The Employee must comply with the Company Employment Policies and IT Policies, which are available on the Company’s Intranet.

16	Signature

16.1	Two signed copies of this Contract have been made. One copy shall remain with the Company and the other copy shall be given to the Employee.

Place:	Place:
Date:	Date:

For and on behalf of:
Dako Denmark A/S:	The Employee:

/s/ Jørgen Andersen	/s/ Jacob Thaysen
Jørgen Andersen	Jacob Thaysen
CVP, HR